Sample Form of Contract for Commissioned Manufacturing of [    ] Parts

No. of Contract:

Party A	Shenzhen Hyper Technology Incorporation
Add.:	No. 507 Block B, Yingdali Digital Park,	Postcode	518038
Hongmian Road
Futian Free Trade Zone, Shenzhen
Tel:		Fax:	0755-25331366
Party B
Add.:		Postcode
Tel:		Fax:

After friendly negotiation, Party A and Party B agreed to execute this Contract, under with Party A will commission Party B to manufacture the [    ] parts used in [    ] according to the drawings provided by Party A.

1.  Contract object and amount:

Party B would manufacture the following products according to the drawings provided by Party A:

No.	Name	Drawing	Quantity/set	Total(__sets)
			___	___
			___	___

The currency amount for a single set is RMB    . The contract total amount is RMB    , including the transportation cost and tax.

2.    Date and place of delivery

1)  Party A shall notify Party B the manufacturing plan for the necessary products one month in advance, and would pay in advance 80% of the total amount as planned. Party B shall provide qualified products to Party A within one month.

2)  After both parties take a joint acceptance the check of the products at the location of Party B according to the drawings and technical requirements provided by Party A, it is Party B's responsibilities of to transport the products to the place designated by Party A. The transportation cost shall be paid by Party A.

3.    Payment

The remaining payment shall be paid within one week after the products have been qualified at acceptance inspection and picked up., Party B shall issue a formal value-added tax invoice with Party A as beneficiary within one week after it receives the payment.

4.    Technical materials

Party B shall keep confidential the drawings and technical documents provided by Party A, and shall not be allowed to disclose the same to any third party by any way. in addition, after competition of manufacturing all the products, Party B shall return all the drawings and technical documents to Party A.

5.    Quality requirements and inspection acceptance of products

1)  Party B must prepare the materials required in the drawings for the manufacturing the products, and make sure that the product can meet the quality requirements in the drawings, and provide relevant product quality certificate after products are qualified at check. At the time of delivery, both parties shall take a joint acceptance inspection according to the drawings and technical requirements provided by Party A.

2)  Party B offers a warranty period of 12 months for the products manufactured. The warranty period starts from the date the products are qualified at the acceptance inspection by Party A. If there are any quality problems occurs with regarding to the processing or defect of the materials within the warranty period, Party B shall repair or change on time, the cost shall be undertaken by Party B.

6.    Package and transportation

1)  Party B shall be responsible for the proper packing of the products as well as the cost of packing. The packing should be well enough so that the products wouldn't be damaged during the transportation, and Party B shall be charged for any loss due to improper packing during transportation.

2)  Party B shall be responsible for the transportation. Party B shall transport the products safely to the designated place, and the transportation cost shall be borne by Party B.

7.    Liability for breach of contract

1)  If Party B delays in delivery, for each 10 days' delay, Party B should pay 2% of total delayed amount as penalty. For delay up to 2 month, Party A has the right to terminate the contract, and request Party B to return all the paid payment and pay penalty. Any delay due to manufacturing quality shall be deemed as delay for delivery by Party B.

2)  If Party A delays in payment, for the delayed amount, Party A should pay Party B fines according to the related regulations of the People's Bank of China.

3)  I the delay is because of the design problems of Party A, it shall be the of Party A's responsibility and the date of delivery can be delayed accordingly.

8.    Arbitration

Any disputes arising from the implementation of the contract shall be resolved through friendly negotiation between the parties. If negotiation fails to resolve the disputes, either party is entitled to file a suit to the People's Court of the place where the contract has been executed..

9.    Appendix of contract

There is one appendix of the contract, which is a very important part of the contract and holds the same legal force as the contract itself.

Appendix 1: Product design drawings.

10.    Contract wording

This contract has four (4) original copies, which shall be effective after being sealed by both Parties and being executed by the legal representatives or authorized agents of both Parities. Each Party shall keep two (2) copies of this contract.

Party A: Shenzhen Hyper Technology Incorporation	Party B:

Representative:	Representative:

Date:	Date:

Appendix 1:

[Product Design Drawings]